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                                                                    EXHIBIT 99.1





                                  HCC ANNOUNCES
                            CONVERTIBLE NOTE OFFERING



HOUSTON (August 19, 2001) . . . HCC INSURANCE HOLDINGS, INC. (NYSE symbol: HCC) announced today that it is making a public offering of convertible notes (the "Notes") under its shelf registration statement. The offering will be underwritten by Banc of America Securities LLC and Salomon Smith Barney, as joint book-running managers.

The Notes will be convertible into shares of HCC's Common Stock, when the market price of the shares reaches certain specified thresholds. The Notes cannot be called for five years after issuance and mature in 20 years, although the holders can require HCC to repurchase the Notes on certain dates and upon the occurrence of certain change in control events.

The gross proceeds from the sale will be $150 million before the underwriters' over-allotment option. HCC intends to use the proceeds of the offering to repay outstanding debt, fund previously announced acquisitions and for general corporate purposes.
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This press release does not constitute an offer to sell or the solicitation of an offer to purchase these securities. The Notes may be offered only by means of a prospectus, including a prospectus supplement. A copy of the prospectus may be obtained from Banc of America Securities LLC or Salomon Smith Barney.

HCC is one of the largest specialty insurance groups in the United States and consists of insurance company, underwriting agency and intermediary operations. HCC has assets of $2.9 billion and its shares are traded on the NYSE (symbol: HCC) with a market capitalization of approximately $1.5 billion. HCC is rated AA (Very Strong) by Standard & Poor's and A+ (Superior) by A. M. Best Company.

Contact: L. Byron Way, Vice President at
         HCC Insurance Holdings, Inc. (713) 690-7300


Forward-looking statements contained in this press release are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.


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